Exhibit 99.2

FOR IMMEDIATE RELEASE

Dean Foods Company Announces Common Stock Offering

DALLAS, May 1, 2009 – Dean Foods Company (NYSE: DF) today announced that the Company has commenced an offering of 22,500,000 shares of common stock. The offering includes an option for the underwriters to purchase up to 3,375,000 additional shares to cover overallotments, if any. The offering is being conducted as a public offering pursuant to an effective registration statement under the Securities Act of 1933. Merrill Lynch & Co., J.P. Morgan, Barclays Capital and Wachovia Securities are joint book-running managers for the offering.

The Company intends to use the net proceeds of the offering to repay the $122.8 million aggregate principal amount of its subsidiary’s 6.625% senior notes due May 15, 2009, and use the remaining net proceeds to repay indebtedness under its receivables-backed facility.

The offering is being made solely by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the common stock can be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department, from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Chase Distribution & Support Service Northeast Statement Processing, from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free at 1-888-603-5847 or email a request to barclaysprospectus@broadridge.com, or from Wachovia Capital Markets, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, toll-free at 1-800-326-5897 or email a request to equity.syndicate@wachovia.com.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, LAND O’LAKES® creamers and other fluid dairy products, and Rachel’s Organic® dairy products. Additionally, our WhiteWave-Morningstar segment markets and sells private label cultured and extended shelf life dairy products.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438